Exhibit 99.2

One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone 805-447-1000 www.Amgen.com

 News Release

AMGEN ANNOUNCES APPOINTMENT OF FRED HASSAN TO

BOARD OF DIRECTORS

THOUSAND OAKS, Calif. (July 30, 2015) – Amgen (NASDAQ:AMGN) today announced the appointment of Fred Hassan, Partner and Managing Director of Warburg Pincus LLC, to the Amgen Board of Directors.

“We are pleased to welcome Fred Hassan and the deep, global experiences he brings in the biopharmaceuticals sector to the Amgen Board,” said Robert A. Bradway, chairman and chief executive officer of Amgen. “Fred’s breadth of operational expertise and commitment to innovation will serve Amgen well.”

Mr. Hassan has been Partner and Managing Director at Warburg Pincus LLC, a global private equity investment institution, since 2011 and, prior to that, served as Senior Advisor from 2009 to 2010. Mr. Hassan was Chairman of the Board and Chief Executive Officer of Schering-Plough Corporation from 2003 to 2009. Prior to this, Mr. Hassan was Chairman, President and Chief Executive Officer of Pharmacia Corporation, from 2001 to 2003. Before assuming these roles, he had served as President and Chief Executive Officer of Pharmacia Corporation from its creation in 2000 as a result of the merger of Pharmacia & Upjohn, Inc. with Monsanto Company. He was President and Chief Executive Officer of Pharmacia & Upjohn, Inc. beginning in 1997. Mr. Hassan previously held senior positions with Wyeth (formerly known as American Home Products), including that of Executive Vice President with responsibility for its pharmaceutical and medical products businesses, and served as a member of the board from 1995 to 1997. Prior to that, Mr. Hassan held various roles at Sandoz Pharmaceuticals and headed its U.S. pharmaceuticals businesses.

Mr. Hassan has been a director of Time Warner Inc., a media company, since 2009. Mr. Hassan was a director of Avon Products, Inc., a manufacturer and marketer of beauty and related products, from 1999 until 2013 and served as lead independent director from 2009 to 2012 and Chairman of the Board between January and April 2013. Mr. Hassan was Chairman of the Board of Bausch & Lomb, from 2010 until its acquisition by Valeant Pharmaceuticals International, Inc., a pharmaceutical company, in 2013. Mr. Hassan served on the board of directors of Valeant Pharmaceuticals International, Inc. between August 2013 and May 2014.

Mr. Hassan’s book, “Reinvent - A Leader’s Playbook for Serial Success,” was published in 2013 by Wiley and describes the linkage between attitude, culture, execution and driven performance. In 2014, a CNBC panel named Mr. Hassan to a list of those who have had the most profound impact on the world of business in the previous quarter century.

Mr. Hassan will serve on the Audit Committee and the Compensation and Management Development Committee of the Board.

AMGEN ANNOUNCES APPOINTMENT OF FRED HASSAN TO BOARD OF DIRECTORS

About Amgen

Amgen is committed to unlocking the potential of biology for patients suffering from serious illnesses by discovering, developing, manufacturing and delivering innovative human therapeutics. This approach begins by using tools like advanced human genetics to unravel the complexities of disease and understand the fundamentals of human biology.

Amgen focuses on areas of high unmet medical need and leverages its biologics manufacturing expertise to strive for solutions that improve health outcomes and dramatically improve people’s lives. A biotechnology pioneer since 1980, Amgen has grown to be one of the world’s leading independent biotechnology companies, has reached millions of patients around the world and is developing a pipeline of medicines with breakaway potential.

For more information, visit www.amgen.com and follow us on www.twitter.com/amgen.

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CONTACT: Amgen, Thousand Oaks

Kristen Davis, 805-447-3008 (media)

Trish Hawkins, 805-447-5631 (media)

Arvind Sood, 805-447-1060 (investors)